Attachment--Press
Release



 REZconnect Technologies, Inc. FOR IMMEDIATE RELEASE
  --------------------------------------------------
                 Tuesday, November19, 2004


 CONTACT: Betty Krystyniak, VP (201-567-8500, Ext. 23
                 RezConnect Technologies, Inc.



                               [Insert REZT Logo]


                  560 Sylvan Avenue, Englewood Cliffs, NJ 07632
                     Telephone 201-567-8500 Fax 201-567-4405



                RezConnect Technologies, Inc. and Your Travel Biz
               -- Joining Forces to Create the Next Leader in the
                             Online Travel Business


ENGLEWOOD CLIFFS -REZconnect Technologies, Inc. (REZT [otcbb]) and YourTravelBiz.com, Inc. announce that the planned merger of the companies (previously announced on August 26, 2004) is proceeding. Specifically, Registrant and YourTravelBiz.com, a private referral marketing travel business, on September 17, 2004 entered into a Merger and Stock Purchase Agreement, which agreement amended this date. Certain conditions have been modified to facilitate an earlier closing of the transaction, contemplating detailed disclosures to follow to the SEC and/or shareholders. Closing on the merger is expressly conditioned, among others, upon receipt of an audit of YourTravelBiz.com. The contemplated merger, satisfying these conditions, is expected to close in the next two weeks.


Assuming consummation of the merger, the deal allows REZconnect to expand further into the travel sector, where it has expertise and distribution capabilities, while leaving YourtTravelBiz to focus on the Referral Marketing with a Rep network of over 8400. The merger is believed to allow YourTravelBiz's growth to continue at an even faster pace over the going forward. .


For REZconnect, the YourTravelBiz model is seen as a good fit with REZconnnect's other brands, including Book My Travel and RezCity which processes travel for independent travel agencies and markets local city portals via the Internet. "...It's right in terms of product and manpower," said Lloyd Tomer, Chairman of YourTravelBiz and "...It broadens our opportunities for both brands to command leadership positions within their targeted areas with a eye on expanding globally" said Michael Brent, CEO of REZconnect.


YourTravelBiz is the fastest growing Referral Marketing organization within the travel business and the merger allows the combined entity to grow the market quickly and expand beyond their current capabilities throughout the United States. The combined entities are expected to have over 10 million in sales and its forecasts suggest a strong, profitable 2005.


Shortly after the merger is completed, the combined company will change it name to YTB International, Inc. and will request that its trading symbol be modified to reflect the new company name. Shortly after closing, the combined will then also issue a detailed Form 8-K. Unless and until this closing occurs, the company will not respond to the matters addressed in this Release.